EXHIBIT 99.1

Paramount Responds to Klondex Termination

OTTAWA, ONTARIO--(Marketwire - 09/25/09) - Paramount Gold and Silver Corp. (NYSE:PZG)(TSX:PZG)(Frankfurt:P6G)(WKN: A0HGKQ) ("Paramount") advises that allegations made in a Klondex Mines Limited ("Klondex") news release of September 24, 2009 are misleading and incorrect and Paramount stands by its earlier statements in its news release dated September 24, 2009.

In regards to Klondex's statements in its news release regarding Paramount's San Miguel Property, the boundaries for Paramount's San Miguel property are correctly and fully disclosed in the Technical Report of ACA Howe dated June 13, 2008 and filed on SEDAR and also in the Technical Report dated November 20, 2008 also filed on SEDAR. The updated Technical Report filed on SEDAR on September 17, 2009 concludes that Paramount's mineral resource did not require restatement in response to Klondex's allegations because the potential variances were "small amounts .. within the margin of error in such estimates. Thus they are of little practical consequence." The September 17, 2009 Technical Report confirms that the variance in the Paramount resource related to the property boundary issue amounts to no more than 5% of the San Miguel resource.

"Paramount stands by its earlier statements that the break fee payable to Paramount of US$2.85 million is now due and payable by Klondex due to their termination of our agreement with Klondex," noted Paramount CEO Chris Crupi.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the status of the Transaction, and the payment of the break fee by Klondex to Paramount and any other statements about Paramount management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: the success of any action taken by Paramount and Klondex having sufficient funds available to pay the break fee and all other applicable damages sought (if any); the impact of any other actions taken by Klondex or any third-party; and the other factors described in Paramount's Annual Report and Annual Information Form on Form 10-K for the year ended June 30, 2008 and its most recent quarterly reports filed with the SEC available on www.sec.gov and applicable Canadian securities regulators available on www.sedar.com. Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

Paramount Gold and Silver Corp.
Christopher Crupi
CEO
866-481-2233 / 613-226-9881